Exhibit 99.1

Compass Diversified to Discuss Strategy, Transformation and Growth Potential

at Virtual Investor Day

Presentation Begins Today at 1:00 PM ET

WESTPORT, Conn. – December 9, 2021 – Compass Diversified (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, today will host its 2021 Virtual Investor Day, where the Company’s management team will discuss CODI’s proven strategy, its transformation and its long-term growth potential. The event will also include a presentation from Kurt Ainsworth, CEO of Marucci Sports.

“Investor day is an exciting forum to discuss the transformation underway at CODI while also outlining the compelling opportunity in front of us,” said Elias Sabo, Chief Executive Officer of CODI. “Over the past year, we have taken a number of strategic actions to evolve our business, increase our growth rate and lower our weighted average cost of capital. In pursuit of our long-term goal of achieving $1 billion of EBITDA, we believe now is the right time to begin to explore new opportunities in healthcare – an attractive, high-growth market with advantageous demographics. We look forward to executing on our strategy to strengthen our competitive position and continue to drive value for our shareholders.”

CODI Successfully Executing to Create Shareholder Value

•	Generating consistently superior returns with long-term, opportunistic approach led by experienced management team.

•	Building a competitive advantage with a strengthened capital structure and a lower weighted average cost of capital.

•	Creating value through actively partnering with management to grow and manage businesses for the long term.

•	Instilling superior governance and transparency at a highly accountable organization.

Presentation from Marucci Sports

Founded in 2009, Marucci Sports has become the leading manufacturer and distributor of baseball and softball equipment as the number one bat in the big leagues. At today’s event, Marucci CEO, Kurt Ainsworth, will provide an overview of Marucci’s:

•	Leading position in diamond sports;

•	Competitive advantages in the consumer market;

•	Focus and strategies for continued growth, including expansion into new categories

Presentation from CODI

In today’s presentation, CODI’s management team will discuss the Company’s strong financial position, including:

•	Execution on CODI’s long-term strategy and its growth potential;

•	The strategic path to achieve $1 billion of EBITDA, including the exploration of the new Healthcare vertical;

•	Efforts to strengthen CODI’s capital structure and lower its weighted average cost of capital; and

•	2021 financial performance, guidance and outlook.

Webcast Information

Today’s Virtual Investor Day will begin at 1:00 pm ET. A live video webcast including audio, video, presentation materials and an archived replay, is available here: CODI 2021 Virtual Investor Day, or on the Investor Relations section of CODI’s website, https://www.compassdiversified.com/. Please allow extra time prior to the start of the event to download any necessary software that may be needed to view the webcast.

About Compass Diversified (“CODI”)

CODI owns and manages a diverse set of highly defensible North American middle market businesses. Each of its current subsidiaries is a leader in its niche market. For more information, visit compassdiversified.com.

Leveraging its permanent capital base, long-term disciplined approach and actionable expertise, CODI maintains controlling ownership interests in each of its subsidiaries, maximizing its ability to impact long-term cash flow generation and value creation. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and has consistently generated strong returns through its culture of transparency, alignment and accountability.

Our ten majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built technical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The design and manufacture of custom packaging, insulation and componentry (Altor Solutions);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	The design, engineering and marketing of dial based fit systems delivering a scientifically proven performance advantage for athletes (BOA Technology);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design, manufacture, and marketing of high-end, one-of-a kind jewelry (Lugano Diamonds);

•	The design and manufacture of baseball and softball equipment and apparel (Marucci Sports);

•

The manufacture and marketing of portable food warming systems used in the foodservice industry, creative indoor and outdoor lighting, and home fragrance solutions for the consumer markets (Sterno); and

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor).

Forward Looking Statements

This press release contains, and the webcast will contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements as to the future performance or liquidity of CODI and its subsidiaries, such as expectations regarding our 2021 guidance or future outlook, market forecasts or projections, projected capital expenditures, future business strategy and other statements with regard to the future performance and goals of CODI and its subsidiaries.

We may use words such as “anticipate,” “believe,” “expect,” “intend,” “plan,” “will,” “should,” “may,” “seek,” “look,” and similar expressions to identify forward-looking statements. The forward-looking statements contained in this press release and webcast involve risks and uncertainties. Actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in CODI’s annual report on Form 10-K and its quarterly reports on Form 10-Q. Other factors that could cause actual results to differ materially include: changes in the economy, financial markets and political environment; risks associated with possible disruption in CODI’s operations or the economy generally due to terrorism, natural disasters, social, civil and political unrest or the COVID-19 pandemic; future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); general considerations associated with the COVID-19 pandemic and its impact on the markets in which we operate; and other considerations that may be disclosed from time to time in CODI’s publicly disseminated documents and filings. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. Although, except as required by law, CODI undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that CODI may make directly to you or through reports that it in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Investor Relations: The IGB Group Leon Berman 212-477-8438 lberman@igbir.com	Media Contact: Joele Frank, Wilkinson Brimmer Katcher Jon Keehner / Kate Thompson / Lyle Weston 212-355-4449